Filed Pursuant to Rule 424(b)(3)

Registration No. 333-268443

Prospectus

American Virtual Cloud Technologies, Inc.

10,000,000 Shares of Common Stock

This prospectus relates to the resale by the selling stockholders named herein, from time to time, of up to an aggregate of 10,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), of American Virtual Cloud Technologies, Inc. (“AVCT,” “we,” “us” or the “Company”). The shares of Common Stock offered for sale by such selling stockholders consist of shares of Common Stock issuable upon exercise of warrants we issued in a private placement pursuant to the Securities Purchase Agreement, dated as of October 18, 2022, by and between AVCT and the selling stockholders (the “Purchase Agreement”).

We are registering these shares on behalf of the selling stockholders, to be offered and sold by them from time to time, to satisfy certain registration rights that we have granted to the selling stockholders pursuant to the Purchase Agreement. The selling stockholders identified in this prospectus, or their respective transferees, pledgees or donees, or their respective successors, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling stockholders may resell the shares of Common Stock directly or through one or more underwriters, broker-dealers or agents. For additional information on the methods of sale that may be used by the selling stockholders, see the section entitled “Plan of Distribution” on page 8. For a list of the selling stockholders, see the section entitled “Selling Stockholders” on page 6.

Our registration of the shares of Common Stock covered by this prospectus does not mean that the selling stockholders will offer or sell any of the shares. No underwriter or other person has been engaged to facilitate the sale of the shares in this offering. The selling stockholders will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of shares of our Common Stock.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “AVCT.” The last reported sale price of our Common Stock on November 15, 2022 was $1.00 per share.

Investing in our securities involves certain risks. See the risk factors in our most recent Annual Report on Form 10-K filed on April 15, 2022, as amended, which is incorporated by reference herein, as well as in any other recently filed quarterly or current reports.  We urge you to carefully read this prospectus, together with the documents we incorporate by reference, describing the terms of these securities before investing.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this Prospectus is November 30, 2022

You should rely only on the information contained in this prospectus. Neither we nor the selling stockholders have authorized any other person to provide you with information different from or in addition to that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

We further note that the representations, warranties and covenants made by us in any document that is filed as an exhibit to the registration statement of which this prospectus is a part and in any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

In this prospectus, we rely on and refer to information and statistics regarding our industry. We obtained this statistical, market and other industry data and forecasts from publicly available information. While we believe that the statistical data, market data and other industry data and forecasts are reliable, we have not independently verified the data.

Unless the context otherwise requires, the terms “AVCT,” the “Company,” “we,” “us,” “our” and similar terms used in this prospectus refer to American Virtual Cloud Technologies, Inc.

i

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein may contain forward looking statements that involve risks and uncertainties.  All statements other than statements of historical fact contained in this prospectus and the documents incorporated by reference herein, including statements regarding future events, our future financial performance, business strategy, and plans and objectives of management for future operations, are forward-looking statements. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology. Although we do not make forward looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” or elsewhere in this prospectus and the documents incorporated by reference herein, which may cause our or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Moreover, we operate in a highly regulated and rapidly changing environment. New risks emerge from time to time and it is not possible for us to predict all risk factors, nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statements.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short term and long term business operations, and financial needs. These forward-looking statements are subject to certain risks and uncertainties that could cause our actual results to differ materially from those reflected in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this prospectus, and in particular, the risks discussed below and under the heading “Risk Factors” and those discussed in other documents we file with the Securities and Exchange Commission (the “SEC”). The following discussion should be read in conjunction with the financial statements for the fiscal years ended December 31, 2021 and 2020 and notes incorporated by reference therein. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statement.

You should not place undue reliance on any forward-looking statement, each of which applies only as of the date of this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this prospectus to conform our statements to actual results or changed expectations.

Any forward-looking statement you read in this prospectus or any document incorporated by reference reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, operating results, growth strategy and liquidity. You should not place undue reliance on these forward-looking statements because such statements speak only as to the date when made. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future, except as otherwise required by applicable law. You are advised, however, to consult any further disclosures we make on related subjects in our reports on Forms 10-Q, 8-K and 10-K filed with the SEC. You should understand that it is not possible to predict or identify all risk factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

ii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.    This summary does not contain all the information that you should consider before investing in our Company. You should carefully read the entire prospectus, including all documents incorporated by reference herein and therein. In particular, attention should be directed to our “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes thereto contained herein or otherwise incorporated by reference hereto, before making an investment decision.

All share numbers in this summary have been adjusted to give effect to the Reverse Stock Split (as defined below).

Overview

We were incorporated, in Delaware, as Pensare Acquisition Corp, a special purpose acquisition company (“SPAC”) on April 7, 2016, for the purpose of entering into one or more mergers, share exchanges, asset acquisitions, stock purchases, recapitalizations, reorganizations or other similar business combinations with one or more target businesses.

On April 7, 2020, we consummated a business combination transaction (the “Computex Business Combination”) in which we acquired Stratos Management Systems, Inc. (“Computex”), a private operating company that does business as Computex Technology Solutions. The Computex Business Combination was consummated pursuant to the terms of an amended agreement originally entered into on July 25, 2019. In connection with the closing of the Computex Business Combination, the Company changed its name to American Virtual Cloud Technologies, Inc.

On December 1, 2020, we acquired the Kandy Communications business (hereafter referred to as “Kandy” or “Kandy Communications”) from Ribbon Communications, Inc. (“Ribbon”) and certain of its affiliates, by acquiring certain assets, assuming certain liabilities and acquiring all of the outstanding membership interests of Kandy Communications LLC, pursuant to an Amended and Restated Purchase Agreement, dated as of December 1, 2020 (the “Kandy Purchase Agreement”).

On January 26, 2022, we and certain of our subsidiaries (the “Companies”) entered into an asset purchase agreement (the “Asset Sale Agreement”) with Calian Corp. (“Calian”), pursuant to which the Companies agreed to sell substantially all of the assets that constitute the Computex business, to Calian, in consideration for a purchase price of $30 million in cash, subject to certain adjustments, and the assumption by Calian of certain liabilities relating to the assets to be purchased (the “Asset Sale”). On March 15, 2022, the Company completed the Asset Sale to Calian pursuant to the terms of the Asset Sale Agreement, for a purchase price of approximately $34 million, after giving effect to an adjustment for estimated net working capital of Computex as of the closing. Under the terms of the Asset Sale Agreement, the Company retained certain specified assets, including cash. The Company retained the assets comprising its Kandy Business.

Recent Developments

On August 2, 2022, the Company reported that it had received a letter from the Listing Qualifications Staff of The Nasdaq Stock Market LLC indicating that, based upon the Company’s Minimum Value of Listed Securities (“MVLS”) for the last 30 consecutive business days, the Company was not then in compliance with the requirement to maintain a minimum of $35 million of MVLS required for continued listing on The Nasdaq Capital Market, as set forth in Nasdaq Listing Rule 5550(b)(2). On November 25, 2022, the Company received a letter from the Listing Qualifications Staff confirming that the Company complies with the alternative minimum $10 million stockholders’ equity requirement and the matter is now closed.

On August 25, 2022, the Company announced that it had retained Northland Capital Markets to advise the Company in connection with a comprehensive strategic review process that could lead to the sale of the Company or selected assets. No assurance can be given that the Company’s review of strategic alternatives will result in one or more transactions being entered into or consummated, or if any transaction is undertaken, as to its terms, structure or timing of such transaction. Furthermore, any ultimate sale transaction(s), if any, may require a shareholder or judicial approval process that may or may not result in such approval being obtained.

On August 29, 2022, the Company and its subsidiary, AVCtechnologies USA, Inc. (“AVCT USA”), entered into a Settlement Agreement (the “Settlement Agreement”) with Ribbon, Ribbon Communications Canada, ULC (“Ribbon Canada”) and Ribbon Communications Operating Company, Inc. (“RCOCI” and, together with Ribbon and Ribbon Canada, the “Ribbon Parties”). Pursuant to the Settlement Agreement, the Company and the Ribbon Parties modified and/or terminated certain agreements that had been entered into between them in connection with the consummation of the transactions contemplated by the Kandy Purchase Agreement and settled certain disputes that had arisen between them under certain of such agreements.

In particular, pursuant to the Settlement Agreement, AVCT USA and RCOCI entered into a Wind Down Agreement (the “Wind Down Agreement”), pursuant to which a Reseller Agreement between the parties, as previously amended, was terminated, and the Company granted RCOCI certain non-exclusive perpetual rights to use certain intellectual property owned by the Company comprising certain WebRTC gateway technology that is integrated with Ribbon’s SBCs and Application Servers (the “Licensed Technology Rights”). In consideration of the resolution of the disputes between the parties encompassed within the Settlement Agreement, among other things, (i) RCOCI paid the Company $2.5 million in cash, (ii) pursuant to a Stock Redemption Agreement (the “Redemption Agreement”), the 913,361 shares of the Company’s Common Stock, issued to Ribbon pursuant to the Kandy Purchase Agreement were redeemed by the Company for no further consideration and were canceled, and (iii) pursuant to a Warrant Termination Agreement (the “Warrant Termination Agreement”), the Warrants exercisable to purchase 291,853 shares of Common Stock issued to Ribbon pursuant to the Kandy Purchase Agreement were terminated and canceled. In addition, the Company and certain of the Ribbon Parties entered into amendments to agreements pursuant to which the Company (i) subleases and/or licenses certain premises from the Ribbon Parties, in order to, among other things, reduce the portion of the premises used by the Company (and the corresponding rent or other fees payable), and (ii) purchases and/or licenses certain hardware, software, products and related services from the Ribbon Parties, in order to, among other things, amend the license fee structure from a bulked fixed pricing schedule to a variable rate pricing structure so as to reduce the fees payable by the Company.

On September 26, 2022, the Company and the holders of the senior secured convertible note issued by the Company in April 2022 (the “Note”), Series A Warrants issued in November 2021, Series D Warrants issued in December 2021 and the Warrants issued pursuant to a Securities Purchase Agreement dated as of February 28, 2022 (all such Warrants collectively, the “Existing Warrants”), entered into a Settlement Agreement (the “Settlement Agreement”). Pursuant to the Settlement Agreement, the parties thereto agreed, among other things, to effect, on the date of the Settlement Agreement, a series of sequential transactions consisting of one or more exercises of certain of the Existing Warrants, each followed by an exchange, in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act, of the shares of the Company’s Common Stock, into rights (the “New Rights”) to acquire an aggregate of 6,186,642 shares of Common Stock (the “New Rights Shares” and, collectively with the 480,024 shares of Common Stock into which the remaining principal amount of the Note were then convertible, the “New Shares”) of Common Stock. Upon the issuance of the New Rights pursuant to the Settlement Agreement, such holders had no further right to exercise the Existing Warrants, all of which were canceled and terminated.

Pursuant to the Settlement Agreement, the holders agreed to release any liens and security interests granted to the holders in connection with the issuance of the Note, effective upon the earlier of the issuance of all the New Shares, or the first date on or after October 6, 2022 on which the Company has issued all of the New Shares as to which the holders have properly delivered a notice of conversion or notice of exercise, as applicable, on or before October 5, 2022 (such date, the “Lien Release Date”). The Settlement Agreement also contains mutual releases by each of the parties, other than with respect to the right to enforce certain provisions of the Settlement Agreement.

On September 30, 2022, the Company filed a Certificate of Amendment of the Company’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Certificate of Amendment”), which effected, upon filing on September 30, 2022 (the “Effective Time”), a one-for-fifteen reverse stock split (the “Reverse Stock Split”) of the Company’s issued and outstanding shares of Common Stock. On October 3, 2022, the Common Stock began trading on a Reverse Stock Split-adjusted basis.

As of October 6, 2022, all of the shares of Common Stock issuable pursuant to the terms of the Settlement Agreement had been issued in accordance with the terms of the Settlement Agreement. As a result, the Note has been satisfied in full, and all liens and security interests granted to the holders of the Note have been terminated and released. In addition, as previously reported, the Existing Warrants have been canceled and terminated.

In support of its ongoing strategic, operating and capital restructuring initiatives the Company has incurred increased expenses associated with non-recurring items related to legal, operating, and financial advisory professional fee expenses. The Company anticipates that it will need additional capital to fund its current operations including research and development and capital investment requirements until the Company scales to a revenue level that generates cash self-sufficiency. As a result, the Company needs to raise additional capital or secure debt funding to support on-going operations until such time. Any of the foregoing may not be available on favorable terms, if at all.

On October 18, 2022, the Company entered into the Purchase Agreement with two institutional accredited investors (each, a “Purchaser,” and collectively, the “Purchasers”), relating to the issuance and sale of (i) an aggregate of 5,000,000 shares of the Company’s Common Stock, in a registered direct offering, and (ii) warrants to purchase up to an aggregate of 10,000,000 shares of Common Stock (the “ Purchasers’ Warrants”), in a concurrent private placement (the “Private Placement”), for an aggregate purchase price of $10,000,000, before deducting placement agent fees and other offering expenses. On October 20, 2022, the Company consummated the transactions contemplated by the Purchase Agreement. Pursuant to the terms of the Purchase Agreement, the Company was required to file, within 30 days of the date of the Purchase Agreement, this registration statement to register the resale of the shares of Common Stock issuable upon exercise of the Purchasers’ Warrants.

Principal Offices

Our principal executive offices are located at 1720 Peachtree Street, Suite 629, Atlanta, GA 30309, and the telephone number is (404) 239-2863. Information about us is available on our website https://www.avctechnologies.com/. The information contained on our website or that can be accessed through our website does not constitute part of this prospectus supplement and is not incorporated in any manner into this prospectus supplement.

The Offering

The selling stockholders named in this prospectus may offer and sell up to an aggregate of 10,000,000 shares of Common Stock, representing the maximum number of shares of Common Stock issuable upon exercise of the Purchasers’ Warrants (without taking into account any limitations on the exercise of the Purchasers’ Warrants set forth in the Purchasers’ Warrants).

Our Common Stock is currently listed on Nasdaq under the symbol “AVCT.” We will not receive any of the proceeds of sales by the selling stockholders of any of the shares of Common Stock covered by this prospectus.

When we refer to the “selling stockholders” in this prospectus, we are referring to the holders of the foregoing securities, and their transferees, pledgees or donees, or their respective successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part.

THE OFFERING

Common stock offered by the selling stockholders herein:	10,000,000 shares

Common stock outstanding:	32,470,006 shares

Use of Proceeds:	We will not receive any proceeds from the sale of the Common Stock by the selling stockholders.

The Offering Price:	The selling stockholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices.

The Nasdaq Capital Market Symbol:	Our Common Stock is listed on the Nasdaq Capital Market under the symbol AVCT. On November 15, 2022 the last reported sale price of our Common Stock was $1.00 per share.

Risk Factors:	An investment in our company is highly speculative and involves a significant degree of risk. See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Unless we indicate otherwise, all information in this prospectus is based on 32,470,006 shares of Common Stock outstanding as of November 15, 2022, and excludes, as of that date:

●	Approximately 75,531 shares of our Common Stock issuable upon the exercise of outstanding warrants with an exercise price of $0.15 per share;

●	Approximately 1,735,835 shares of our Common Stock issuable upon the exercise of outstanding warrants with an exercise price of $172.50 per share;

●	1,062,474 shares of our Common Stock underlying warrants issued on December 2, 2021 to certain funds affiliated with Monroe Capital Management Advisors, LLC with an exercise price of $0.0015 per share;

●	Approximately 198,739 shares of our Common Stock issuable upon the vesting of restricted stock units; and

●	The 10,000,000 shares of our Common Stock underlying the Purchasers’ Warrants, with an exercise price of $1.80 per share.

 RISK FACTORS

Investing in our securities involves substantial risks. In addition to other information contained in this prospectus and in any accompanying prospectus supplement, before investing in our securities, you should carefully consider the risks described under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K and in any other documents incorporated by reference into this prospectus, as updated by our future filings. These risks are not the only ones faced by us. Additional risks not known or that are deemed immaterial could also materially and adversely affect our financial condition, results of operations, our products, business and prospects. Any of these risks might cause you to lose all or a part of your investment.

Risks Related to this Offering

The number of shares being registered for resale is significant in relation to the number of our outstanding shares of Common Stock.

We have filed a registration statement of which this prospectus is a part to register the shares offered hereunder for sale into the public market by the selling stockholders. These shares represent a large number of shares of our Common Stock, and if sold in the market all at once or at about the same time, could depress the market price of our Common Stock during the period the registration statement remains effective and could also affect our ability to raise equity capital.

The market price of our Common Stock has been, and may continue to be, highly volatile, and such volatility could cause the market price of our Common Stock to decrease and could cause you to lose some or all of your investment in our common stock.

Since our initial public offering in 2017, the market price of our Common Stock has been highly volatile. The market price of our Common Stock may continue to fluctuate significantly in response to numerous factors, some of which are beyond our control, such as:

•	risks associated with our ongoing comprehensive strategic review process;

•	our need to obtain additional funding to continue as a going concern;

•	our ability to maintain the listing of our securities on the Nasdaq Capital Market;

•	our ability to retain a certain volume of customers, partner relationships and the ability of those partners to maintain the availability of their products;

•	fluctuations in demand for the Company’s services and technologies;

•	risks associated with the protection of the Company’s intellectual property, and government policies and regulations, including, but not limited to those affecting the Company’s industry;

•	our ability to hire and/or retain key sales personnel, key executive officers and other key personnel, and our ability to successfully implement succession plans;

•	adverse effects of the novel coronavirus (COVID-19) on the Company and/or the economy in general; and

•	changes in applicable laws or regulations.

Further, the stock market in general, and the market for our industries, has recently experienced extreme price and volume fluctuations. Continued market fluctuations could result in extreme volatility in the price of our Common Stock, which could cause a decline in the value of our common stock and the loss of some or all of your investment.

We may issue additional common stock resulting in stock ownership dilution.

Future dilution may occur due to additional future equity issuances and/or equity financing events by us, including any potential future restructuring of our outstanding indebtedness. In addition, we may raise additional capital through the sale of equity or convertible debt securities, which would further dilute the ownership interests of our stockholders. As of November 15, 2022, we had outstanding warrants to acquire 12,873,840 shares of our Common Stock, and approximately 198,739 shares of our Common Stock will be issuable upon the vesting of restricted stock units. A significant number of such warrants are out of the money, but the holders have the right to affect a cashless exercise of such warrants. If a significant number of such warrants and stock options are exercised by the holders, the percentage of our Common Stock owned by our existing stockholders will be diluted.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Common Stock by the selling stockholders.

The holders of the Purchasers’ Warrants are not obligated to exercise the Purchasers’ Warrants, and we cannot predict whether the holders of the Purchasers’ Warrants will choose to exercise the Purchasers’ Warrants. If the Purchasers’ Warrants are exercised in full, we would receive gross proceeds of $18,000,000. We currently intend to use such proceeds, if any, for working capital and general corporate purposes.

DETERMINATION OF OFFERING PRICE

The selling stockholders will offer Common Stock at the prevailing market prices or a privately negotiated price as it may determine from time to time.

The offering price of our Common Stock to be sold by the selling stockholders does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market.

In addition, there is no assurance that our Common Stock will trade at market prices in excess of the offering price as prices for Common Stock in any public market will be determined in the marketplace and may be influenced by many factors, including the liquidity of our common stock.

SELLING STOCKHOLDERS

The shares of Common Stock being offered by the selling stockholders are those issuable to the selling stockholders upon exercise of the Purchasers’ Warrants. For additional information regarding the issuance of those warrants, see “Recent Developments” above. We are registering the shares of Common Stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the Purchasers’ Warrants, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the rules and regulations thereunder) of the shares of Common Stock by each of the selling stockholders. The second column lists the number of shares of Common Stock beneficially owned by each selling stockholder, based on its ownership of the Common Stock and the warrants, as of November 15, 2022, assuming exercise of all warrants held by the selling stockholders on that date, without regard to any limitations on exercise set forth therein.

The third column lists the shares of Common Stock being offered by this prospectus by the selling stockholders.

In accordance with the terms of the Purchase Agreement, this prospectus generally covers the resale of the maximum number of shares of Common Stock issued or issuable upon exercise of the Purchasers’ Warrants as of the trading day immediately preceding the date the registration statement is initially filed with the SEC. Because the number of shares of Common Stock issuable upon exercise of the Purchasers’ Warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares of Common Stock offered by the selling stockholders pursuant to this prospectus.

Under the terms of the Purchasers’ Warrants, a selling stockholder may not exercise the Purchasers’ Warrants to the extent such exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of shares of our common stock which would exceed 4.99% of our then outstanding shares of Common Stock following such exercise, excluding for purposes of such determination shares of Common Stock issuable upon exercise of the Purchasers’ Warrants which have not been exercised (the “Maximum Percentage”). The number of shares in the second column does not reflect these limitations. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

	Shares Beneficially Owned Prior to the Offering(1)			Maximum Number of Shares Being Offered Pursuant to this	Shares Beneficially Owned After Offering
Name of Selling Stockholder	Number		Percent	Prospectus	Number	Percent
Sabby Volatility Warrant Master Fund, Ltd.(2)	1,620,253	(4)	4.99%	5,000,000	1,588,293	3.74%
CVI Investments, Inc.(3)	1,620,253	(5)	4.99%	5,000,000	0	-

(1)	Applicable percentage ownership is based on 32,470,006 shares of our common stock outstanding as of November 15, 2022 and based on 42,470,006 shares of our common stock outstanding after the offering.

(2)	Sabby Management, LLC is the investment manager of Sabby Volatility Warrant Master Fund, Ltd. (“SVWMF”) and shares voting and investment power with respect to these shares in this capacity. As manager of Sabby Management, LLC, Hal Mintz also shares voting and investment power on behalf of SVWMF. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities listed except to the extent of their pecuniary interest therein.

(3)	Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. ("CVI"), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. CVI Investments, Inc. is affiliated with one or more FINRA member, none of whom are currently expected to participate in the sale pursuant to the prospectus contained in the Registration Statement of Shares purchased by the Investor in this Offering.
(4)

This column lists the number of shares of Common Stock beneficially owned by the selling stockholder, as of November 15, 2022 after giving effect to the Maximum Percentage (as defined in the paragraph above). Without regard to the Maximum Percentage as of the start of November 15, 2021, our Common Stock beneficially owned by the selling stockholder consists of (i) 1,588,293 shares of Common Stock previously acquired, none of which shares are being registered for resale under this prospectus; and (ii) up to 5,000,000 shares of Common Stock underlying the Purchasers’ Warrants, initially exercisable on December 4, 2022, at a price of $1.80 per share, all of which shares are being registered for resale under this prospectus.

(5)

This column lists the number of shares of Common Stock beneficially owned by the selling stockholder, as of November 15, 2022 after giving effect to the Maximum Percentage (as defined in the paragraph above). Without regard to the Maximum Percentage as of the start of November 15, 2021, our Common Stock beneficially owned by the selling stockholder consists of up to 5,000,000 shares of Common Stock underlying the Purchasers’ Warrants, initially exercisable on December 4, 2022, at a price of $1.80 per share, all of which shares are being registered for resale under this prospectus.

PLAN OF DISTRIBUTION

We are registering the shares of Common Stock issuable upon exercise of the Purchasers’ Warrants to permit the resale of these shares of Common Stock by the holders of the Purchasers’ Warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of Common Stock. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

The selling stockholders may sell all or a portion of the shares of Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales;

●	sales pursuant to Rule 144;

●	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

In addition, a selling stockholder that is an entity may elect to make an in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

If the selling stockholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of Common Stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the Purchasers’ Warrants or shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 (the “1933 Act”), amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the 1933 Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the 1933 Act. At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of Common Stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the 1934 Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the 1934 Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

We will pay all expenses of the registration of the shares of Common Stock pursuant to Purchase Agreement, estimated to be $46,093.74 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the 1933 Act, in accordance with the Purchase Agreement, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the 1933 Act, that may arise from any written information furnished to us by a selling stockholder specifically for use in this prospectus, in accordance with the Purchase Agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

The total number of shares of all classes of capital stock which the Company shall have authority to issue is 505,000,000, of which 500,000,000 shares shall be Common Stock of the par value of $0.0001 per share and 5,000,000 shares shall be Preferred Stock of the par value of $0.0001 per share.

Common Stock

Holders of Common Stock are entitled to one vote per share. AVCT’s certificate of incorporation, as amended and restated, does not provide for cumulative voting. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of legally available funds. Upon liquidation, dissolution or winding-up, the holders of Common Stock are entitled to share ratably in all of AVCT’s assets which are legally available for distribution, after payment of or provision for all liabilities and the liquidation preference of any outstanding preferred stock. The holders of Common Stock have no preemptive, subscription, redemption or conversion rights.

Transfer Agent and Registrar for Common Stock

The current transfer agent and registrar for AVCT is Continental Stock Transfer & Trust Company, located at 1 State Street, 30th Floor, New York, NY 10004.

Listing

AVCT’s Common Stock is listed on Nasdaq under the symbol “AVCT”.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 145 of the Delaware General Corporation Law, or Delaware law, inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145. We maintain policies insuring our officers and directors against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act.

Our certificate of incorporation and bylaws require us to indemnify our directors to the fullest extent permitted under Delaware law or any other applicable law in effect, but if such statute or law is amended, we may change the standard of indemnification only to the extent that such amended statute or law permits us to provide broader indemnification rights to our directors. We must indemnify such officers and employees in the same manner and to the same extent that we are required to indemnify our directors under our certificate of incorporation and bylaws. Our certificate of incorporation limits the personal liability of a director to us or our stockholders to damages for breach of the director’s fiduciary duty. Pursuant to indemnification agreements we entered into with each of our directors, we are further required to indemnify our directors to the fullest extent permitted under Delaware law and our bylaws; provided that each such director shall enjoy the greater of (i) the advancement and indemnification rights permitted under our certificate of incorporation and bylaws for directors and officers as of the date of such indemnification agreement or (ii) the benefits so afforded by amendments thereto.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

The validity of the securities offered by this prospectus were passed upon for us by Greenberg Traurig, LLP.

EXPERTS

The consolidated financial statements of American Virtual Cloud Technologies, Inc. as of December 31, 2021 and 2020, and for each of the years in the two-year period ended December 31, 2021, have been incorporated by reference herein in reliance upon the report of UHY LLP (“UHY”), an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and periodic reports, proxy statements and other information with the Securities and Exchange Commission using the Commission’s EDGAR system. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http//www.sec.gov.

We have filed a registration statement with the Commission relating to the offering of the shares. The registration statement contains information which is not included in this prospectus. You may inspect or copy the registration statement at the Commission’s public reference facilities or its website.

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with any information that is different.

INCORPORATION OF DOCUMENTS BY REFERENCE

We are “incorporating by reference” in this prospectus certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents.  The information in the documents incorporated by reference is considered to be part of this prospectus. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information.  We have filed or may file the following documents with the SEC and they are incorporated herein by reference as of their respective dates of filing.

1. our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on April 15, 2022, as amended;

2. our Quarterly Report on Form 10-Q for the nine months ended September 30, 2022, filed with the SEC on November 14, 2022;

3. our Current Reports on Form 8-K filed with the SEC on January 10, 2022; February 1, 2022; February 25, 2022; February 28, 2022; March 2, 2022; March 16, 2022; April 15, 2022; April 25, 2022; May 25, 2022; August 2, 2022; August 25, 2022; September 1, 2022; September 1, 2022; September 8, 2022; September 12, 2022, September 26, 2022, September 30, 2022; October 11, 2022; October 20, 2022 and October 25, 2022.

4. the description of our Common Stock set forth in the registration statement on Form 8-A registering our Common Stock under Section 12 of the Exchange Act, which was filed with the SEC on July 26, 2017, including any amendments or reports filed for purposes of updating such description.

All documents that we filed with the SEC pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered under this prospectus have been sold, or that deregisters all securities then remaining unsold, will be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any subsequently filed document that also is deemed to be incorporated by reference in this prospectus, modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus. None of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K or any corresponding information, either furnished under Item 9.01 or included as an exhibit therein, that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus, except as otherwise expressly set forth in the relevant document. Subject to the foregoing, all information appearing in this prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost (other than exhibits, unless such exhibits are specifically incorporate by reference), by contacting our Controller, at American Virtual Cloud Technologies, Inc., 1720 Peachtree Street, Suite 629, Atlanta, GA 30309, or by telephone at (404) 239-2863. Information about us is also available at our website at www.avctechnologies.com. However, the information in our website is not a part of this prospectus and is not incorporated by reference.

American Virtual Cloud Technologies, Inc.

10,000,000 Shares of Common Stock

PROSPECTUS